IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF MARYLAND


------------------------------
In re:                        )
                              )
     APPLIED RESEARCH OF      )      Case No.96-1-2425-DK
     MARYLAND, INC.           )
               Debtor.        )
                              )
------------------------------


                             DISCLOSURE STATEMENT
                             ---------------------

     On April 2, 1996, Applied Research of Maryland, the debtor and debtor-in-possession herein (the "Debtor") filed a petition under Chapter 11 of the Bankruptcy Code. An Order of Relief under Chapter 11 of the Bankruptcy Code was entered upon such filing. Subsequent to the entry of the Order of Relief, the Debtor has remained in possession of its assets, and has continued to own, operate and manage its business, in accordance with 11 U.S.C. Sections 1107 and 1108, pending the approval of a Plan in accordance with the provisions of the Bankruptcy Code (11 U.S.C. Section 101, "et seq.") (the "Code").

     Pursuant to 11 U.S.C. Section 1125, the Debtor now files this Disclosure Statement (the "Disclosure Statement") together with a proposed Plan of Reorganization (the "Plan") to be submitted, following approval of the Disclosure Statement, to holders of claims or interests with respect to the Debtor and its assets.

I.    INTRODUCTION
      ------------

      The Debtor provides this Disclosure Statement to all its known creditors and other parties in interest in order to disclose information deemed by the Debtor to be material, important and necessary for its creditors to arrive at a reasonably informed decision in exercising their rights to vote for acceptance of the Plan now on file with the United States Bankruptcy Court for the District of Maryland (the "Bankruptcy Court"). A copy of the Plan accompanies the Disclosure Statement.

      By Order of the Bankruptcy Court dated __________________, 1998, this Disclosure Statement has been approved as containing "adequate information" for parties in interest and creditors of the Debtor in accordance with 11 U.S.C. Section 1125(b) of the Code. Pursuant to 11 U.S.C. Section 1125(a)(1), "adequate information" is defined as:

      . . . information of a kind, and in sufficient detail, as far as is reasonably practical in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan, but adequate information need not include such information about any other possible or proposed plan.

11 U.S.C. Section 1125(a)(1).

      Approval by the Bankruptcy Court, however, does not constitute a recommendation or endorsement by the Bankruptcy Court either for or against the Plan. Further, approval by the Bankruptcy Court is not a guaranty of the accuracy or completeness of the information contained herein.

A.    DEFINITIONS

      The terms and definitions set forth in Article I of the Plan are also applicable to, and are used in, this Disclosure Statement unless expressly stated otherwise in this Disclosure Statement. You therefore are urged to refer to the Plan when reviewing this Disclosure Statement.

B.    DISCLAIMERS

      NO REPRESENTATION CONCERNING THE DEBTOR, THE VALUE OF ITS PROPERTY, OR THE PLAN, ARE AUTHORIZED BY THE DEBTOR UNLESS SET FORTH IN THIS DISCLOSURE STATEMENT. ACCORDINGLY, NO REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE ACCEPTANCE OF THE PLAN, OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT, SHOULD BE RELIED UPON IN EXERCISING THE RIGHT TO VOTE OR NOT TO VOTE ON THE ACCEPTANCE OF THE PLAN AND ANY SUCH REPRESENTATION OR INDUCEMENT SHOULD BE REPORTED IMMEDIATELY TO THE DEBTOR'S COUNSEL.

      THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN SUBJECT TO A CERTIFIED AUDIT. NO REPRESENTATION IS MADE THAT FINANCIAL SYNOPSES ANNEXED HERETO OR RELIED UPON HEREIN ARE PREPARED IN ACCORDANCE WITH GAAP. THE RECORDS KEPT BY THE DEBTOR ARE NOT WARRANTED OR REPRESENTED TO BE WITHOUT INACCURACY, ALTHOUGH GREAT EFFORT HAS BEEN MADE TO BE ACCURATE. MOREOVER, THIS DISCLOSURE STATEMENT SHOULD NOT BE DEEMED CONCLUSIVE ADVICE ON THE TAX AND OTHER LEGAL EFFECTS OF THE PLAN ON HOLDERS OF CLAIMS AND INTERESTS.

      THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE GREATEST AND EARLIEST POSSIBLE RECOVERY TO ITS CREDITORS. THE DEBTOR THEREFORE BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTEREST OF ALL CREDITORS.

      EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT, THE BANKRUPTCY COURT HAS AUTHORIZED NO REPRESENTATIONS CONCERNING THE DEBTOR OR THE VALUE OF ITS ASSETS. IN VOTING ON THE PLAN, YOU SHOULD NOT RELY ON ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE ACCEPTANCE OR REJECTION OF THE PLAN BY CREDITORS OF THE DEBTOR WHICH ARE OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT.
ANY REPRESENTATIONS OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE OR REJECTION WHICH ARE OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE PLAN SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR WHO, IN TURN, MAY PROVIDE SUCH INFORMATION TO THE BANKRUPTCY COURT FOR SUCH ACTION AS MAY BE DEEMED APPROPRIATE.

      THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF
THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED, AND DISSEMINATION OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE THE DISCLOSURE STATEMENT WAS COMPILED.

      THE PLAN AND DISCLOSURE STATEMENT ARE COMPLEX INSOFAR AS THEY
CONSTITUTE A LEGALLY BINDING COMMITMENT BETWEEN CREDITORS AND THE DEBTOR. ACCORDINGLY, CREDITORS AND PARTIES-IN-INTEREST ARE URGED TO SEEK LEGAL COUNSEL IF UNSURE OF THE EFFECT OF THE PLAN AND DISCLOSURE STATEMENT.

      The description of the Plan in this Disclosure Statement is a summary only, and creditors and other parties in interest are urged to review this entire Disclosure Statement and its Exhibits, the detailed description of the Plan contained herein, and the Plan itself which is annexed hereto for a full understanding of the Plan's provisions.

C.    SCHEDULED HEARING

      The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for ____________________, 1998 at _________, at the United States
Bankruptcy Court for the District of Maryland, Greenbelt Division, located at 6500 Cherrywood Lane, Maryland 20770. This hearing may be adjourned from time to time without further notice other than by announcement in the Bankruptcy Court on the scheduled date of such hearing. At that hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Code, including whether the Plan is feasible and whether it is in the best interest of the creditors. The Bankruptcy Court will then receive and consider a ballot report prepared by the Debtor concerning the votes for acceptance or rejection of the Plan by the parties in interest and creditors entitled to vote.

D.    RECOMMENDATION OF THE DEBTOR

      The Debtor believes that the Plan provides the greatest and earliest possible recoveries to all creditors, that the acceptance of the Plan is in the best interest of all creditors and recommends that they vote to accept the Plan.


II.   VOTING INSTRUCTIONS AND CONFIRMATION OF PLAN
      --------------------------------------------

A.    MANNER OF VOTING ON PLAN

      Before voting, this Disclosure Statement as well as the Plan should be reviewed in their entirety. You should use only the ballots sent to you with this Disclosure Statement to cast your vote for or against the Plan.

      YOU SHOULD COMPLETE, DATE AND SIGN YOUR BALLOT AND FILE IT IN PERSON OR BY MAIL WITH JAMES M. GREENAN, ESQUIRE, GREENAN, WALKER, TRAINOR & BILLMAN, 6411 IVY LANE, SUITE 706, GREENBELT, MARYLAND 20770, ATTORNEYS FOR THE DEBTOR. ALL BALLOTS MUST BE RECEIVED BY 5:00 P.M. ON ______________________, 1998.
ONLY THOSE VOTES THAT ACTUALLY ACCEPT OR REJECT THE PLAN MAY BE COUNTED.

B.    CLAIM HOLDERS ENTITLED TO VOTE

      Subject to the exceptions provided below, any claim holder whose claim is impaired under the Plan is entitled to vote if either (1) its claim has been scheduled by the Debtor and such claim is not scheduled as disputed, contingent or unliquidated, or (2) such claim holder has filed a proof of claim with respect to a disputed claim.

      A holder of a disputed claim is not entitled to vote on the Plan unless the Bankruptcy Court, upon motion of the creditor whose claim has been objected to, temporarily allows the claim in an estimated amount which it deems proper for the purpose of voting to accept or reject the Plan. Any such motion must be heard and determined by the Bankruptcy Court prior to the date established by the Bankruptcy Court as the final date to vote on the Amended Plan. In addition, a vote may be disregarded if the Bankruptcy Court determines that the acceptance or rejection of the Plan by the creditor is not solicited or procured in good faith or in accordance with the provisions of the Code.

C.    VOTE REQUIRED FOR CLASS ACCEPTANCE

      The Code, in 11 U.S.C. Section 1126(c) and (d), defines acceptance of a Plan of Liquidation by a class of claims as the acceptance by holders of at least two-thirds (2/3) in amount and more one-half (1/2) in number of the allowed claims or by at least two-thirds (2/3) in the amount of Equity Interest of such class that has actually voted to accept or reject a Proposed Plan.

D.    CRAMDOWN

      The Code allows confirmation of a plan even if it is not accepted by all impaired classes of claims if at least one (1) impaired class has voted to accept the plan. This provision, commonly known as the "cramdown" provision, is set forth in 11 U.S.C. Section 1129(b).

      If any impaired class of claims does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the request of the Plan proponent, if, as to each impaired class which has not accepted the Plan, the Plan does not "discriminate unfairly" and is "fair and equitable." The phrase "fair and equitable" has different meanings for secured and unsecured claims and classes for interests.

      If one or more classes of impaired claims under the Plan rejects the Plan, the Debtor reserves the right to request the Bankruptcy Court to determine at the confirmation hearing whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired class of claims so as to allow the confirmation despite the vote to reject the Plan.

      The Debtor also reserves the right to amend the Plan at that time in such manner as to permit confirmation over the vote of the rejecting impaired class.

III.  BACKGROUND AND PRE-PETITION OPERATIONS
      --------------------------------------

A.    HISTORY AND EVENTS LEADING UP TO THE CHAPTER 11 FILING

      The Debtor was originally formed in 1979 and incorporated in the State of Maryland as Applied Research Corporation ("the original ARC"), on April l, 1981.

      On December 29, 1987, Dollar Ventures, Inc., a Colorado Corporation, acquired 100% of the outstanding shares of the original ARC, in exchange for 5,000,000 shares of Dollar Ventures, Inc.'s common stock. As a result of this acquisition, Dollar Ventures, Inc. changed its corporate name to Applied Research Corporation ("ARC - Colorado"), and the original ARC changed its corporate name to that of the Debtor's, Applied Research of Maryland, Inc. The original ARC filed articles of amendment in the state of Maryland changing its name from Applied Research Corporation to Applied Research of Maryland, Inc. Dollar Ventures filed articles of amendment in the state of Colorado changing its name from Dollar Ventures, Inc. to Applied Research Corporation. The Debtor is a wholly owned subsidiary of ARC Colorado.

      During 1992, the President and C.E.O. of ARC - Colorado, Dr. Surundra Anand ("Dr. Anand"), became concerned about the concentration of its business being entirely in the government sector. During this time, the two largest prime contracts with NASA were up for recompetition and the Hughes subcontract had not yet been awarded. Accordingly, had the Debtor lost either or both of the NASA prime contracts, it would have had a devastating effect on the Debtor's revenues and long term profitability. As a result, the President set out to diversify the business base away from government. In 1992, he started ARSoftware and in 1994 he started ARInternet.

      Although ARSoftware and ARInternet were attempts to diversify away from the predominantly government business, neither ARC - Colorado nor the Debtor had sufficient capital to fund these start up ventures. The problem was that ARC - Colorado in particular, had no cash to invest in either ARSoftware or ARInternet, so all of the start up expenses were funded by the Debtor.

      Over the course of the first 38 months, the Debtor loaned $1.120 Million to ARSoftware. During the first ten months of the fiscal year ended May 31 1996, the Debtor loaned another $85,000 in ARSoftware. During the fiscal year ended May, 31, 1995, the Debtor loaned $261,000 in start up and other expenses of ARInternet. During the first ten months of the fiscal year ended May 31, 1996, the Debtor loaned an additional $141,000 in ARInternet.

      No expenses for either ARSoftware or ARInternet have been funded by the Debtor since the filing of the Bankruptcy. As of this date, ARSoftware has still not achieved cash flow breakeven, and ARC-Colorado is contemplating closing ARSoftware. As of this date, ARInternet is achieving cash flow breakeven.

      The cash drain of loaning $1.381 Million as of May 31, 1995, exhausted all of the Debtor's available resources and capital. During the first ten months of the fiscal year ended May 31, 1996, the Debtor loaned an additional $227,000, which exacerbated its problems. In addition, because the Debtor's costs were in excess of certain reimbursable limits set on some of its contracts, the Debtor was also losing money. These events caused the Debtor to fall in the arrears with the payments due to the 401(k) plan ("the 401(k) Plan") and its federal tax withholdings with the Internal Revenue Service (the "IRS").

      During November, 1995, the IRS filed a lien against the Debtor for the unpaid taxes. This caused the Debtor's lender to stop funding under its receivables financing agreement. On December 1, 1995, the Debtor replaced its lending institution with a local receivables financing institution and agreed to make month installment of $75,000 towards its back taxes. However, as a result of refinancing its lenders, the Debtor was forced to pay approximately $385,000 in loans that were not financed by the Debtor's new lender. Although the Debtor made its monthly installment payments to the IRS, it fell behind with remitting current taxes due. As a result, on April 1, 1996, the IRS issued Levy Notices to ARM's bank, financing company and the majority of its customers. On April 2, 1996, the IRS attempted to close the business. As a result, the Debtor was forced to file for protection under Chapter 11 of the United States Bankruptcy Code on April 2, 1996.

IV.   POST-PETITION OPERATIONS
      ------------------------

A.    POST-PETITION OPERATION OF THE DEBTOR

      Since April 2, 1996, the Debtor's has been operating as Debtor in Possession. The IRS and the Company's receivables lending institution agreed to allow the use of cash and receivables so that the business could continue to operate while management sought a buyer for the business, and concluded the sale.

B.    THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE DEBTOR

      Subsequent to the Petition Date, the Debtor entered into a Consolidated Asset Purchase with Fidelity Technologies Corporation dated July 30, 1996 (the "Fidelity Contract"). On October 4, 1996, the Bankruptcy Court entered an Order approving the sale to Fidelity. Despite approval from the Bankruptcy Court, the parties to the Fidelity Contract were unable to consummate the sale due to the inability of the parties to procure a novation of contracts being sold to Fidelity from the United States Government. The Fidelity Contract provided that the novation of the contracts was a condition precedent to closing. Closing was to occur no later than November 30, 1996. The parties agreed to extend the closing date to January 31, 1997, but the U.S. Government failed to novate the contracts and Fidelity terminated the Fidelity Contract.

      Despite the termination of the Fidelity Contract, the Debtor felt confident that it could procure a purchaser for its assets, and enter into a purchase and sale agreement that would benefit the bankruptcy estate and all parties in interests. In that regard, on or about, March 3, 1997, the Debtor entered into a new Asset Purchase Agreement with Space Applications Corporation ("SAC") for the sale of substantially all of the Debtor's assets (the "Asset Purchase Agreement"). The Asset Purchase Agreement was approved by the Bankruptcy Court on May 30, 1997. The sale was closed on approximately June 23, 1997.

      The Asset Purchase Agreement effectively sold substantially all of the Debtor's assets, and was necessary to maximize the return to creditors of the bankruptcy estate. With the exception of certain assets explicitly excluded from the Asset Purchase Agreement, the Debtor sold to SAC, pursuant to the Asset Purchase Agreement, all of the Debtor's rights, title and interest in and to properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Debtor or in which the Debtor has any interest, including without limitation the following:

      1. All Contract Rights (including, without limitation all Project Contracts) as defined in the Agreement.

      2.  All Inventory as defined in the Asset Purchase Agreement.

      3.  All Books and Records as defined in the Asset Purchase Agreement.

      4.  All Fixtures and Equipment as defined in the Asset Purchase
          Agreement.

      5.  All Proprietary Rights as defined in the Asset Purchase Agreement.

      6. To the extent transferrable all Permits as defined in the Asset Purchase Agreement.

      7. All unbilled Accounts Receivable, as defined in the Asset Purchase Agreement, as of January 31, 1997 (other than those relating to award fees on Contract No. 1271).

      8. Accounts Receivable, as defined in the Asset Purchase Agreement, relating to award fees on Contract No. 1271 that were unbilled as of January 31, 1997 and are billed prior to the closing date, to the extent, and only to the extent that such amount exceeds Twenty-Five Thousand Dollars ($25,000.00).

      9. All Accounts Receivable (billed and unbilled) relating to the Last Payroll.

      10.      All Accounts Receivable that are unbilled as of the Closing
Date.

      11. All items of real or personal property specified in Exhibit B, which is attached to the Asset Purchase Agreement.

      The above assets were purchased pursuant to the Asset Purchase Agreement, and shall hereinafter be referred to collectively as the "Purchased Assets."

      The following assets are excluded from the Asset Purchase Agreement and were not transferred by the Debtor and shall hereinafter be collectively referred to collectively as (the "Excluded Assets"):

          A. The Seller's franchise, charter and status as a corporation, its minute books, stock transfer records and similar records relating to the Seller's organization, existence or capitalization, and the capital stock of the Seller;

          B. Claims and causes of action arising under Sections 547, 548, 549 and 550 of the Bankruptcy Code including without litigation claims and causes of action for preferences, fraudulent transfer, fraudulent conveyances, illegal or improper dividends (collectively, "Avoidance Claims");

          C. Accounts Receivable of the Seller that are billed, fixed, matured and liquidated as of the Closing Date (other than (i) Accounts Receivable arising on account of the Last Payroll and (ii) Accounts Receivable that were unbilled on January 31, 1997 except up to $25,000 of award fees on Contract No. 1271);

          D.   Intercompany Receivables;

          E. The Sellers' rights to occupy real property pursuant to leases of real property other than leases specifically identified in writing by the Buyer after delivery of the final Disclosure Schedule and any leasehold improvements made pursuant thereto to the extent that the Seller has no right to remove such leasehold improvements or that such removal would be impractible;

          F. Any proceeds from the refund of unearned insurance premiums, if any;

          G. The Seller's cash on hand or in banks other than cash in the Purchased Receivables Proceeds Account; and

          H. Any other property or asset that the Buyer identified in writing as an Excluded Asset at or prior to the Closing.

      The purchase price for the Purchased Assets consisted of payments and assumption of specified liabilities in an amount totaling One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) (the "Purchase Price").

C.    SETTLEMENT AGREEMENT BETWEEN THE DEBTOR AND ARSOFTWARE AND ARINTERNET

      As stated above, the Debtor loaned approximately $1.6 Million Dollars to ARSoftware and ARInternet. As neither company has attempted to repay this debt, the Debtor maintains a cause of action against ARSoftware and ARInternet, and their officers and directors. To date, however, ARInternet has achieved only a marginal profit level of operations on a cash basis. Further, ARSoftware has been operating at a loss. Copies of the financial records of ARSoftware and ARInternet are available for inspection or copying at the office of Debtor's counsel. Given the financial state of these companies, as well as the high costs of litigation, the Debtor believes that it would be in the best interests of the creditors and parties in interest to enter into a settlement agreement whereby ARSoftware and ARInternet shall pay to the Debtor One Hundred and Fifty Thousand Dollars ($150,000.00) over the period of three (3) years (the "Intercompany Settlement Agreement"). Specifically, the terms of the Intercompany Settlement Agreement are as follows:

      1. ARSoftware and ARInternet shall execute a promissory note obligating ARSoftware and ARInternet to pay to the Debtor One Hundred and Fifty Thousand Dollars ($150,000.00) over the period of three (3) years at a rate of Four Thousand One Hundred and Sixty-Seven Dollars ($4,167.00) per month (the "Settlement Amount"). ARSoftware and ARInternet agree to execute any and all documents, and perform any other actions, necessary for the Debtor to maintain a perfected security interest in the agreed upon collateral. The amount to be paid by ARSoftware and ARInternet shall not be subject to interest, however, in the event of a default interest shall accrue at a rate of twelve percent (12%) per annum. Further, in the event that payments are not timely made a late fee equal to five percent (5%) of the monthly amount shall be incurred.

      2. If for any fiscal year the cash flow of ARSoftware and ARInternet exceeds its operating expenses and any debt service including the debt service required under the Intercompany Settlement Agreement, then one-half (1/2) of the surplus of the Net Cash Flow shall be paid to the Bankruptcy Estate.

          Net Cash Flow is defined as that sum remaining after the payment of operating expenses, including debt service, on a consistent historical basis. Net Cash Flow shall be supported by a Statement of Cash Flow prepared in accordance with GAAP. The fiscal year-end for ARSoftware and ARInternet is May 31, and the fiscal year ending May 31, 1997 shall be the base line. Commencing on September 1, 1998 and each year thereafter, if appropriate, the monthly payment shall be increased by one-twelfth (1/12) of the net surplus, the total of which shall equal one-half (1/2) of the Net Cash Flow. For each fiscal year where there is a net surplus the payments shall continue for twelve (12) consecutive months. The Statement of Cash Flow and supporting documents shall be delivered to the Debtor's estate commencing August 31, 1998 and on the 31st day of August each year thereafter until the promissory note is paid in full.

          In calculating Net Cash Flow, future general administrative expenses should not exceed as a percentage of sales the greater of those years ended May 31, 1997 and May 31, 1998.

      3. Both ARSoftware and ARInternet will be jointly and severally liable for the settlement amount. The obligations of ARSoftware and ARInternet will be secured by all of their assets, including equipment, fixtures, accounts receivable, copy rights and intangibles.

      4. In the event the stock or assets ARSoftware and/or ARInternet are sold during the three (3) year payout period, the net proceeds of any such sale, after payment of all costs of sale and payment to any outstanding creditors of the sold entity including the Intercompany Settlement Note, shall be split equally between the Debtor and the shareholders of the sold entity. Those monies due shall be paid to the Debtor's estate at closing.

      5. Dr. Anand shall guaranty the obligations of ARSoftware and ARInternet under the Intercompany Settlement Agreement.

      The Intercompany Settlement Agreement is subject to approval of the Bankruptcy Court. Copies of the Intercompany Settlement Agreement, Promissory Note, Security Agreement and Guaranty are available for inspection and copying at the office of Debtor's counsel. The obligation of ARSoftware and ARInternet shall be deemed substantially consummated upon delivery of the executed Settlement Agreement and the first payment to the Debtor.

      The proceeds generated from the Intercompany Settlement Agreement will be used to pay the Priority Tax Claims of the State of Maryland, the State of California, and Washington, D.C. The remaining proceeds from the Intercompany Settlement Agreement, after payment of Administrative Expense Claimants, if any, shall be paid to the Internal Revenue Service to the extent it still has a claim. The balance of any proceeds, if any, will be paid to Class 4 Unsecured Claims. The Internal Revenue Service has consented to the distribution of the proceeds of the Intercompany Settlement Agreement as stated herein.

D.    THE DEBTOR'S 401(K) PLAN

      The Department of Labor on behalf of the Debtor's 401(k) pension plan investigated the claims made against the pension plan against the Debtor and others. The Department of Labor has initialized a substitution of trustees for this Plan. The Debtor intends to cooperate fully with the Department of Labor in terminating the pension plan.

      Dr. Anand currently is negotiating a settlement agreement with the United States Department of Labor regarding the administration (and liquidation and distribution when appropriate) of the assets of the 401(k) pension plan, and his role as pension plan administrator and plan trustee.
The United States Department of Labor has indicated that it will not pursue the Debtor, or any other employee of the Debtor other than Dr. Anand, for any liability with regard to the 401(k) pension plan. The Debtor anticipates that any recovery by the Department of Labor will benefit only the 401(k) Plan, and not benefit the Bankruptcy Estate of the Debtor.

V.    MONTHLY OPERATING REPORTS
      -------------------------

      At the time of this Disclosure Statement, the Debtor has been in Chapter 11 since April of 1996. Copies of the Debtor's Monthly Operating Reports have been filed with the Bankruptcy Court and, upon request, can be obtained from the undersigned counsel for the Debtor.

VI.   DESCRIPTION OF THE PLAN
      -----------------------

A.    GENERAL OVERVIEW OF THE PLAN

      The Plan defines and classifies "Claims" and "Equity Interests" separately in accordance with the Code and provides different treatment for different classes of Claims or Equity Interests. As described more fully below, the Plan generally provides, separately by Class, either that the Claims are unimpaired or that the holders of the Claims will receive payments as designated by the terms of the Plan. The treatment provided for Allowed Claims under the Plan is in full settlement and satisfaction of all such claims.

      The objective of the Plan is to maximize the return to the creditors in a way that is fair and equitable to all interested parties. The Debtor believes that the Plan, as proposed, is fair and equitable, and that each class of creditors will receive at least what it would realize if the Debtor were liquidated under Chapter 7 of the Code.

      This Plan is a liquidating Plan under 11 U.S.C. Section 1129(a)(11) and is materially premised upon Cash Distributions from the Claims Distribution Fund to Classes of Claims in accordance with the priorities and terms identified in the provisions of this Plan.

      Except as otherwise specifically provided in this Plan, upon the Confirmation Date, title to all remaining property of the Debtor's Chapter 11 estate, including, but not limited to, monies contained in the Claims Distribution Fund shall vest in the Debtor in accordance with 11 U.S.C.
Section 1141(a), (b), and (c), free and clear of all liens, claims or other interests in such property.

      Unless otherwise ordered by the Bankruptcy Court, all Cash
Distributions contemplated by the Plan other than those covered in the Asset Purchase Agreement and Order Granting the Sale of substantially All of the Assets Free and Clear of Liens and Encumbrances, shall only occur on or subsequent to the Effective Date. All Cash Distributions under the Plan shall be paid in the manner generally set forth in this Plan. Upon the Effective Date, James M. Greenan, and Greenan, Walker, Trainor & Billman shall act as disbursing agent in respect of all Cash Distributions required under the Plan. The Plan provides for the liquidation of all of the Debtor's remaining assets and distribution to creditors, as described below, of the liquidation proceeds and existing cash balances, according to the priorities established by the Bankruptcy Code and applicable non-bankruptcy law.

      THE PLAN IS COMPLEX AND REPRESENTS A PROPOSED LEGALLY BINDING AGREEMENT BY THE DEBTOR. AN INTELLIGENT JUDGMENT CONCERNING THE PLAN CANNOT BE MADE WITHOUT UNDERSTANDING IT IN FULL. A COPY OF THE PLAN HAS BEEN FILED WITH THE BANKRUPTCY COURT, AND ACCOMPANIES THIS DISCLOSURE STATEMENT.

B.    TREATMENT OF CLAIMS

      For purposes of the Plan, Claims and Interests are classified as follows:

          "CLASS 1 CLAIM" shall consist of the Secured Claim of the Internal Revenue Service. The facts concerning the Claim and treatment are addressed below.
          "CLASS 2 CLAIM" shall consist of the Secured Claim of Commerce Funding Corp. The facts concerning the Claim and treatment are addressed below.

          "CLASS 3 CLAIMS" shall consist of all Claims entitled to Priority Status under Sections 507(a)(3), (a)(4), and (a)(6) and 1129(a)(9)(B) of the Bankruptcy Code.

          "CLASS 4 CLAIMS" shall consist of all Allowed Unsecured Claims.

          "CLASS 5 INTERESTS" shall consist of all Equity Interests in the Debtor.

      The Debtor has not designated any Class of Claims under Sections 507(a)(1), 507(a)(2) or 507(a)(8) pursuant to Section 1123(a)(1) of the
Bankruptcy Code. The Plan contemplates that all Allowed Administrative Expense Claims shall be accorded treatment and payment as provided for by the Bankruptcy Code and as otherwise addressed by this Plan.

      CLASS 1 CLAIM IS IMPAIRED. The prior sale of the assets, pursuant to the terms of the Asset Purchase Agreement, transferred substantially all of the assets of the Debtor free and clear of all liens without any preservation of the asserted lien of Class 1. The Claim of the Internal Revenue Service shall be deemed fully satisfied by the treatment afforded by the Asset Purchase Agreement. Accordingly, the Claim of the Internal Revenue Service will receive no treatment as an Allowed Secured Claim under the Plan.

      THE CLASS 2 CLAIM IS NOT IMPAIRED. The prior sale of the assets, pursuant to the terms of the Asset Purchase Agreement, transferred the substantially all of the assets of the Debtor free and clear of all liens without any preservation of the asserted lien of Class 2. Commerce Funding Corp. has been paid in full pursuant to the terms of the Asset Purchase Agreement and its loan documents. Accordingly, the Secured Claim of Commerce Funding Corp. will receive no treatment as an Allowed Secured Claim under the Plan.

      THE CLASS 3 CLAIMS ARE IMPAIRED. Priority Claims in this Class are Claims entitled to priority in accordance with 11 U.S.C. Section 507(a) other than those designated in 11 U.S.C. Section 1123(a)(1)("Priority Claims"). In full and complete satisfaction and release of the Class 3 Claims, and unless otherwise agreed by the Claimant and the Debtor, the holders of Class 3 Claims, which are Allowed Claims entitled to priority pursuant to 11 U.S.C. Sections 507(a)(3), (a)(4) and (a)(6), shall be paid pursuant to the Asset
Purchase Agreement.   All claims by the Employees of the Debtor for wages,
salaries, or commissions, including vacation, severance, sick leave, 401K benefits, and expenses shall be deemed fully satisfied by the treatment afforded the Employees in the Asset Purchase Agreement. Accordingly, the Employees of the Debtor will receive no additional treatment as Priority Claimants under the Plan because those claims have been waived. Approximately One Hundred Forty-Five Thousand Dollars ($145,000.00) of claims due the Employees will remain as Class 4 Unsecured Claims.

      THE CLASS 4 CLAIMS ARE IMPAIRED. If, and to the extent funds become available, all Allowed Unsecured Claims shall receive periodic Cash Distributions from the liquidation of Excluded Assets after disbursement to all Administrative Expense Claims, Priority Claims and Classes 1 through 3, to the extent Revenues remain available, commencing on the Effective Date, and continuing thereafter to the extent additional Revenues are received by the Debtor through and including the date of final administration of this Case. Class 4 Claims will be paid after payment in full to all Administrative Expense Claims, Priority Claims, Class 1 Claims, Class 2 Claims, and Class 3 Claims.

      The Debtor and its affiliates have committed to an Intercompany Settlement Agreement whereby in the event that ARInternet and ARSoftware either experience improved cash flow or are sold for a sum in excess of its debt, such events may enhance the return to Class 4 Claimants. The Debtor, however, does not anticipate that the Class 4 Claimants will receive any monetary distribution under the Plan. The Debtor estimates that it will receive a total of $598,194.00 from its further liquidation, but no additional funds will be available for distribution to the Class 4 Claimants until approximately $856,276.00 has been received as there are Priority Claims that will remain unpaid in the approximate amount of $258,082.00.

      THE CLASS 5 INTERESTS ARE IMPAIRED. Class 5 Interests will be treated under either of two (2) alternatives. First, if the Intercompany Settlement Agreement and the Plan are approved as proposed, then the stock in the Debtor will be retained by its parent corporation. The Debtor anticipates that this will improve the possibility of the cash flow payments to Class 4 Claimants under the Intercompany Settlement Agreement.

      Alternatively, if the Intercompany Settlement Agreement is not approved, and the treatment of Class 5 as described above is not approved, then the Class 5 Interests will be terminated on the Confirmation Date and the Class 5 Claimants will retain no interest in the Debtor thereafter.

      THE ADMINISTRATIVE EXPENSE CLAIMS. Administrative Expense Claims are Claims against the Debtor for any costs or expenses of the Chapter 11 case allowable under 11 U.S.C. Section 503(b), including all actual and necessary costs and expenses incurred to preserve the Debtor's estate, as well as the operations of the Debtor's business, including compensation or reimbursement of expenses to the extent allowed under the Code. In this case, the Debtor-In-Possession and its affiliates have agreed, pursuant to the Intercompany Settlement Agreement, that net proceeds for a Sale or improved cash flow if achieved, enhance the divided to Class Four Creditors. Administrative Expense Claims consist primarily of fees owed to Professionals.

      Unless otherwise agreed by the Professionals, Administrative Expense Claims of Professionals retained pursuant to Court Order shall be paid, in cash, the full amount of their Allowed Claim as follows: (1) unpaid fees and expenses, if any, which were approved prior to the Effective Date shall be paid on the Effective Date, and (2) fees and expenses which are allowed after the Effective Date shall be paid when allowed. All reasonable post-confirmation Professional fees and expenses shall be paid within thirty (30) days from receipt of a bill. The Debtor believes that the Professional fees in this case, which are subject to approval by this Court, are approximately $494,000.00.

      The Administrative Expense Claims shall be paid from the liquidation of the Excluded Assets, the funds designated for the repayment of this debt pursuant to the terms of the Asset Purchase Agreement, and to the extent necessary, the proceeds of the Intercompany Settlement Agreement with ARSoftware and ARInternet. In the event that Administrative Expense Claims must be paid from the proceeds of the Intercompany Settlement Agreement, such claims will be satisfied prior to any distribution to the Priority Tax Claimants.

      The treatment of the claims of the Employees of the Debtor for wages, salaries, unused vacation pay, 401K benefits, and expenses in the Asset Purchase Agreement shall be in full and complete satisfaction all of their claims against the Debtor. Accordingly, the Employees will receive no treatment as an Administrative Expense Claim Holder under the Plan as those claims have been waived.

      THE PRIORITY CLAIMS PURSUANT TO SECTIONS 507(A)(1), 507(A)(2) OR 507(A)(8) OF THE BANKRUPTCY CODE. In full and complete satisfaction, and release of the Interests of the Priority Tax Claims entitled to priority status under 11 U.S.C. Section 507(a)(8), the Priority Tax Claimants shall receive payment from the liquidation of the Excluded Assets and proceeds from the Intercompany Settlement Agreement with ARSoftware and ARInternet to the extent any proceeds remain after payment of the Administrative Expense Claims.

      The Claims of the State of Maryland, the State of California, and Washington D.C. (the "State Tax Claimants"), are for withholding taxes and unemployment taxes. The Debtor estimates that the claim of the State of Maryland is in the approximate amount of $163,479.00, that the claim of Washington D.C. is in the amount of $1,447.00, and the claim of the State of California is in the amount of $916.00. In full and complete satisfaction and release of the claims of the State Tax Claimants, the State Tax Claimants shall receive a "pro rata" distribution from the proceeds of the Intercompany Settlement Agreement after payment to the Administrative Expense Claimants, if necessary. The payment of the State claims as provided herein shall constitute a full and complete release of claims against any officer, director, or responsible person of the debtor.

      The treatment of the claim of the Internal Revenue Service pursuant to the terms of the Asset Purchase Agreement shall be in full and complete satisfaction of all of its claims against the Debtor. Accordingly, the Internal Revenue Service will receive treatment as a Priority Claim Holder under the Plan only in the event that there are remaining proceeds after payment to Administrative Expense Claimants and the State Tax Claimants. To the extent that the Priority Tax Claim of the Internal Revenue Service exceeds the payment received from the Asset Purchase Agreement and the remaining proceeds from the Intercompany Settlement Agreement, if any, the Internal Revenue Service has waived its right to such claim.

      Any Class of Claims entitled to timely elect treatment pursuant to Section llll (b)(2) of the Bankruptcy Code shall receive treatment as required by law. Further, nothing in this Plan shall be deemed to preclude any Class of Claims entitled to elect treatment pursuant to Section 1111 (b)(2) of the Bankruptcy Code from timely making such election.

      This Plan is a liquidating plan under Section 1129(a)(11) of the Bankruptcy Code and is materially premised upon Cash Distributions from the Claims Distribution Fund to Classes of Claims in accordance with the priorities and terms identified in Articles III and IV of the Plan.

VII.  IMPLEMENTATION
      --------------

      The Debtor shall pay claims from the proceeds derived from the Asset Purchase Agreement and the collection of the assets not otherwise covered by the Asset Purchase Agreement.

VIII. LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE
      --------------------------------------------------

      In order for the Bankruptcy Court to confirm the Plan, it must make a finding that each Class of Creditors will receive at least as much under the Plan as they would if this case were converted to a case under Chapter 7 of the Code, and the assets were liquidated by a Chapter 7 Trustee. Under Chapter 7 of the Bankruptcy Code, the Debtor would be forced to cease all operations, and a Trustee would be appointed to liquidate the assets of the Debtor and to distribute the proceeds of liquidation in accordance with the priorities established by the Code. Under Chapter 7 of the Bankruptcy Code, the Debtor would be forced to sustain significant administrative expenses in the nature of Chapter 7 trustee fees imposed by 11 U.S.C. Section 326, and administrative expenses necessary for the Chapter 7 trustee and his or her counsel to become familiar with the instant case. As the Debtor believes that it can wind down the operations of the business in an orderly fashion and provide additional funds to the estate over and above that which creditors would receive in a Chapter 7 case, the Debtor believes that a conversion to Chapter 7 would impose an unnecessary and costly surcharge on this estate.

      Pursuant to the Asset Purchase Agreement, the Debtor has sold substantially all of its assets. In that regard, the only assets remaining are as follows:

       (1)  Cash on Hand:                         $ 316,945.00

       (2)  Uncollected Receivables from
            Government Contracts                  $ 108,632.00

       (3)  Proceeds from Settlement Agreement
            with ARSoftware and ARInternet        $ 150,000.00

       (4)  Balance of Purchase Price from
            Asset Purchase Agreement              $  22,617.00

            TOTAL:                                $ 598,194.00

      Whether the Debtor is liquidated pursuant to Chapter 7 of the Code or the Plan, the General Unsecured Creditors will receive no distribution as a result of the significant Secured Claims and Priority Tax Claims in this Case. Under the proposed Plan, however, the payout to the Priority Tax Claims and Secured Creditors has been maximized because the Debtor was able to procure a purchaser of substantially of all of its assets while remaining a viable operation. This is especially true as the Debtor's assets consisted primarily of accounts receivable and on going contracts. In the event that the Debtor was forced to cease operations, the Debtor would have defaulted on the contracts thereby negatively impacting their value. Further, the collectability of the accounts receivable would have diminished considerably. As the sale has been approved by the Bankruptcy Court, and subsequently was completed, the Debtor need only collect and disburse the proceeds of the sale pursuant to the terms and provisions of the Asset Purchase Agreement, the remaining uncollected accounts receivable, proceeds from the Intercompany Settlement Agreement and the Plan. The Debtor, therefore, believes that it is in the best interest of the creditors to accept the Plan.

IX.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES
      ----------------------------------------

      The Debtor has the right, subject to Bankruptcy Court approval, under 11 U.S.C. Section 365, to assume or reject any executory contracts or unexpired leases entered into before the filing of the Petition. Any damage Claim resulting from a rejection is treated as a General Unsecured Claim and included in the appropriate Class to the extent such Claim is allowed by the Bankruptcy Court.

      Any and all executory contracts and unexpired leases within the meaning of Section 365(a) of the Bankruptcy Code which have not been assumed or as to which the Debtor has not applied to the Court for authority to assume within the Ninety (90) Days after the Effective Date or which have not been assumed pursuant to the terms of this Plan, shall be deemed to have been rejected by the Debtor as of the Confirmation Date.

      All Claims, if any, arising from the rejection of unexpired leases or executory contracts shall be filed not later than thirty (30) days after the Confirmation Date. Any such Claims not filed within the required time shall be disallowed. All such Claims, to the extent allowed, shall be treated as General Unsecured Claims under Class Four of the Plan.

X.    TAX CONSEQUENCES
      ----------------

      THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS LIMITED TO THE GENERAL TAX CONSEQUENCES AFFECTING CREDITORS AS A RESULT OF THE
DISCHARGE OF INDEBTEDNESS WITHOUT PAYMENT UNDER THE PLAN.   BECAUSE THE TAX
CONSEQUENCES TO EACH CREDITOR CAN VARY DEPENDING UPON SUCH CREDITOR'S PARTICULAR CIRCUMSTANCES, ALL CREDITORS AND OTHER PERSONS AFFECTED BY THE PLAN SHOULD CONSULT THEIR OWN TAX ADVISOR FOR A COMPLETE ANALYSIS OF THE TAX CONSEQUENCES RESULTING FROM CONFIRMATION OF THIS PLAN.

      BECAUSE OF CONTINUAL CHANGES BY THE CONGRESS, THE TREASURY DEPARTMENT, AND THE COURTS WITH RESPECT TO THE ADMINISTRATION AND INTERPRETATION OF THE TAX LAWS, NO ASSURANCES CAN BE GIVEN THAT THE FOLLOWING INTERPRETATIONS WILL NOT BE CHALLENGED BY THE INTERNAL REVENUE SERVICE, OR, IF CHALLENGED, THAT SUCH INTERPRETATIONS WILL BE SUSTAINED.

      NO STATEMENT IN THIS DISCLOSURE STATEMENT SHOULD BE CONSTRUED AS LEGAL OR TAX ADVICE, THE DEBTOR AND ITS COUNSEL DO NOT ASSUME ANY RESPONSIBILITY OR LIABILITY FOR THE TAX CONSEQUENCES A CREDITOR OR EQUITY SECURITY HOLDER MAY INCUR AS A RESULT OF THE TREATMENT AFFORDED THEIR CLAIM OR INTEREST UNDER THE PLAN.

      The principal income tax consequences for a creditor of the Debtor relates to the ability to deduct a portion of its claim against the Debtor in the event that the creditor does not receive full payment of the Allowed Amount of its Claim as contemplated under the Plan. Section 166 of the Internal Revenue Code of 1986, as amended, ("IRC") (relating to the deductibility of bad debts) generally provides as follows:

          1. totally worthless business bad debt is deductible only in the tax year in which it becomes worthless;

          2. partially worthless business bad debt is deductible in an amount not in excess of the part charged off on the taxpayer's books within the taxable year, and

          3. in the case of a taxpayer other than a corporation, a non-business bad debt which becomes completely worthless during the taxable year is deductible as a short-term capital loss and is subject to the limitations imposed on the deductibility of such losses.

      For purposes of IRC Section 166, a "non-business debt" means a debt other than (I) one created or acquired in connection with the taxpayer-creditor's trade or business or (ii) the loss from the worthlessness of which was incurred during the operation of the taxpayer-creditor's trade or business.

      Pursuant to Treas. Reg. Section 1.166-2(c), as a general rule, bankruptcy is generally an indication of the worthlessness of at least a part of an unsecured and unpreferred debt. In bankruptcy cases, a debt may become worthless before settlement in some instances; and in others, only when a settlement in bankruptcy has been reached. In either case, the mere fact that bankruptcy proceedings instigated against the debtor are terminated in a later year, thereby confirming the conclusion that the debt is worthless, shall not authorize the shifting of the deduction under IRC Section 166 to such year. Pursuant to Treas. Reg. Section 1.166-1(d)(2)(ii), only the difference between the amount received in distribution of assets of a bankrupt and the amount of the claim may be deducted under IRC Section 166 as a bad debt.

      Generally, taxpayers are entitled to a bad debt deduction with respect to accounts receivable only if the taxpayer has recognized as income the accounts receivable in the year in which the bad debt deduction is claimed or a prior taxable year. Thus, bad debt deductions for worthless or partially worthless accounts receivable are normally available only to accrual method taxpayers. Likewise, worthless debts arising from unpaid wages, salaries, fees, rents and similar items of taxable income are not allowed as a deduction as a bad debt unless the income such items represent has been included in the return of income for the year for which the deduction as a bad debt is claimed or for a prior taxable year.

      Further, the availability of the bad debt deduction under IRC Section 166 is not available for losses governed by IRC Section 165, including, without limitation, losses incurred on a bond, debenture, note or certificate or other evidence of indebtedness, issued by a corporation or by a government or political subdivision thereof, with interest coupons or in registered form. The deductibility of losses for debts evidenced by a "security", as defined in IRC Section 165(g), is governed by IRC Section 165.

      Business bad debts deductible under IRC Section 166 may generally be deducted using either the specific charge-off method or, if certain stringent requirements are met, the nonaccrual-experience method. Under the specific charge-off method, specific business bad debts that become either partially or totally worthless during the tax year may be deducted in the manner permitted by IRC Section 166.

      If a deduction is taken for a bad debt which is recovered in whole or part in a later tax year, the taxpayer may have to include in gross income the amount recovered, except, under limited circumstances, the amount of the deduction that did not reduce taxes in the year deducted.

XI.   EFFECTS OF PLAN CONFIRMATION
      ----------------------------

      The provisions of a confirmed Plan are binding on all parties to the Plan. In the event that the Bankruptcy Court denies confirmation of the Plan, the Debtor may amend the Plan or the case may be dismissed or converted to one under Chapter 7.

XII.  GENERAL PROVISIONS
      ------------------

      The settlement and compromise of claims impaired under the Plan shall constitute a full satisfaction of such debts, obligations and liabilities.

XIII. RETENTION OF JURISDICTION
      -------------------------

      The Bankruptcy Court will retain and have exclusive jurisdiction over the Reorganization Case to hear and determine Disputed Claims or Equity Interests or actions brought by the Debtor pursuant to 11 U.S.C. Sections 541 through 551, 553 and 723, allow pre-confirmation and post-confirmation compensation to certain professionals, resolve disputes, correct errors, enforce the Plan, issue necessary orders, and determine other matters relating to the Plan.

      Further, this Court shall retain jurisdiction for certain purposes including, but not limited to, the following:

      (i) Determination and liquidation of all Claims or disputes arising therefrom, and until all litigation to which the Debtor is a party is terminated.

      (ii) The classification of any creditor in the re-examination of its Claim, which has been allowed for the purposes of voting, in the determination of any objection to the creditor's Claim. The Debtor's failure to object to or to examine any Claim for the purpose of voting shall not be deemed to be a waiver of the Debtor's right to object or to re-examine the Claim and holder in part.

      (iii) Determination of all questions and disputes regarding titles to the assets of the estate, and determination of all causes of actions, controversies, disputes or conflicts, whether or not subject to action pending as of the Confirmation Date between the Debtor an the other party, including, but not limited to, any right of the Debtor to receive assets pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code.

      (iv) The correction of any defects, the curing of any omission, or the reconciliation of any inconsistencies in the Plan or the Order of Confirmation as may be necessary to carry out the purpose and intent of the Plan.

      (v) The modification of the Plan after Confirmation pursuant to the Bankruptcy Rules and Chapter 11 of the United States Bankruptcy Code.

      (vi) The enforcement and interpretation of the terms and conditions of the Plan.

      (vii) The entry of any Order, including injunctions, necessary to enforce the titles, rights an powers of the Debtor, and to oppose such limitations, restrictions, terms and conditions of such titles, rights and powers that the Court may deem necessary.

      (viii)   The entry of an Order including the termination of this case.

XIV.  ANTICIPATED FUTURE OF THE DEBTOR
      --------------------------------

      As this Plan is a liquidation of the remaining affairs of the Debtor no prospective management shall exist and no employees shall be maintained. The Debtor will have no future operations as it is no longer a going concern. The confirmation of this Plan will wind up the Debtor's remaining affairs. The future operations in the nature of ordinary course of business operations are not contemplated by the Plan.

XV.   TERMINATION OF THE CREDITOR'S COMMITTEE
      --------------------------------------

      The appointment and tenure of the Creditor's Committee shall be terminated as of the Effective Date, provided that there are no pending or unresolved motions, appeals, objections, or other pleadings in which the Creditor's Committee seeks affirmative relief. In the event that such a pleading is pending, such pleading shall constitute an extension of the term of the Creditor's Committee.


                              Respectfully submitted,

                              APPLIED RESEARCH OF MARYLAND


                              ______________________________
                              BY: